Exhibit 23.1
Consent of Independent Auditor

Consent of Independent Accounting Firm

Smart Holdings, Inc.

Milford, MI

We hereby consent to the incorporation by reference in this Form SB-2/A of our reports dated March 31, 2006 and February 19, 2007, relating to the audited financial statements of Smart Holdings, Inc., for the years ended December 31, 2005 and December 31, 2006, respectively.

Robert L. White & Associates, Inc.

Robert L. White, CPA
March 1, 2007